SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                FORM 8-K


                             CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported) :  October 14, 1997
                          (September 29, 1997)


                       SIMON DeBARTOLO GROUP, L.P.
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         (Exact name of registrant as specified in its charter)


        Delaware                   333-11491                 34-1755769
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(State or other jurisdiction      (Commission              (IRS Employer
     of incorporation)            File Number)        Identification No.)



                       115 WEST WASHINGTON STREET
            INDIANAPOLIS, INDIANA                     46204
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(Address of principal executive offices)            (Zip Code)


    Registrant's telephone number, including area code:  317.636.1600
                                                         ------------


                             Not Applicable
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      (Former name or former address, if changed since last report)

Item 5.  Other Events


     On September 29, 1997, Simon DeBartolo Group, L.P. ("SDG, LP") completed its cash tender offer for shares of beneficial interests ("Shares") of The Retail Property Trust, a Massachusetts business trust ("RPT"), at $19 3/8 per share. SDG, LP acquired approximately 35,817,000 Shares in the tender offer, which together with Shares previously owned by SDG, LP, represents approximately 99.2% of the outstanding Shares. SDG, LP is in negotiations to acquire the remaining Shares. RPT owns substantially all of the interests in Shopping
Center Associates, a New York general partnership ("SCA"). SCA owns or has interests in twelve regional malls and one community center, comprising approximately twelve million square feet of gross leasable area in eight states. The total purchase price of this acquisition is estimated at $1,221 million, which includes $454 million of SCA's debt and SCA's pro rata share of joint venture debt. SDG, LP funded this acquisition using proceeds from its existing $750 million unsecured revolving credit facility and a new $500 million unsecured revolving credit facility, both with Union Bank of Switzerland, New York branch.


     A copy of the September 26, 1997 press release announcing the completion of the tender offer is attached hereto as Exhibit 99.1.


Item 7.  Financial Statements and Exhibits

         Financial Statements:

               None


         Exhibits:


Exhibit No.     Description
-----------     -----------
99.1            Press Release dated September 26, 1997

                               SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


     Dated:  October 14, 1997


                                 SIMON DeBARTOLO GROUP, L.P.
                                 By: Simon DeBartolo Group, Inc.
                                         General Partner

                                 By: /s/ James M. Barkley
                                 James M. Barkley,
                                 Secretary/General Counsel

                                                            EXHIBIT 99.1

                          SIMON DEBARTOLO GROUP

CONTACTS:
David Simon                              Stephen E. Sterrett
Chief Executive Officer                  Senior Vice President & Treasurer
317.263.7161                             317.685.7363

FOR IMMEDIATE RELEASE

      SIMON DeBARTOLO GROUP SUCCESSFULLY COMPLETES TENDER OFFER FOR
                          RETAIL PROPERTY TRUST

Indianapolis, Indiana - September 26, 1997 . . . Simon DeBartolo Group, Inc. (NYSE:SPG) announced today that its primary operating partnership, Simon DeBartolo Group, L.P. ("SDG"), has completed its tender offer for all of the outstanding beneficial interests (the "Shares") of The Retail Property Trust, a private Massachusetts business trust ("RPT"), at $19 3/8 per Share. The offer expired, as scheduled, at 12:00 Midnight, New York City time, on Thursday, September 25, 1997.

As of the termination of the offer, based on a preliminary count from the depositary for the offer, a substantial majority of the RPT Shares had been tendered and not withdrawn. SDG also owns 2.3 million shares purchased in open market transactions prior to commencement of the offer. SDG and its designees have accepted for payment all shares properly tendered.

SDG will concurrently execute a merger agreement with RPT pursuant to which SDG will acquire the remaining shares of RPT for $19 3/8 per share in cash.

David Simon, SDG Chief Executive Officer said "We are very pleased that the tender offer has been successfully completed, and are gratified by the overwhelming support of the institutional shareholders of RPT. This acquisition increases our market presence in major metropolitan markets such as New York, Chicago, Los Angeles, and Pittsburgh with a portfolio of properties that have annual sales in excess of $330 per square foot and are over 90% occupied. We look forward to rapidly assimilating the RPT portfolio, which is a great strategic fit, into SDG."

RPT is a privately held real estate investment trust which owns substantially all of the interests in a partnership which in turn owns interests in 12 regional malls and one community center, comprising approximately 12 million square feet of gross leasable area in 8 states.

Simon DeBartolo Group, Inc., headquartered in Indianapolis, Indiana, is a self-administered and self-managed real estate investment trust which, through its subsidiary partnerships, is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. It currently owns or has an interest in 187 properties which consist of existing regional malls, community shopping centers and specialty and mixed-use properties containing an aggregate of 115 million square feet of gross leasable area in 33 states. Simon DeBartolo Group, together with its affiliated management company, manages approximately 131 million square feet of gross leasable area in retail and mixed-use properties.

Simon DeBartolo Group is the largest publicly traded real estate company in North America as measured by market capitalization, with a current total market capitalization in excess of $10 billion.
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